Exhibit 4.28

Private and Confidential

DATED 19th March 2021

NAVIOS MARITIME ACQUISITION CORPORATION (1)

as borrower

and

NAVIOS SHIPMANAGEMENT HOLDINGS CORPORATION (2)

as lender

LOAN AGREEMENT

in respect of

a loan of up to USD100,000,000

in up to five Advances

Index

Clause		Page
1	Purpose and definitions	3

2	The lender’s commitment, loan and use of proceeds	15

3	Interest	16

4	Repayment and prepayment	17

5	Fees and expenses	19

6	Payments and taxes; Accounts and calculations	21

9	Conditions	35

10	Events of Default	36

11	Indemnities	40

12	Unlawfulness and increased costs mitigation	41

13	Security, set-off and miscellaneous	42

14	Account	44

15	Assignment, transfer and disclosure	45

16	Notices	46

17	Governing law	47

18	Jurisdiction	48

Schedule 1		Error! Bookmark not defined.

Schedule 2		Error! Bookmark not defined.

Schedule 3		Error! Bookmark not defined.

Schedule 4		Error! Bookmark not defined.

Schedule 5		Error! Bookmark not defined.

Schedule 6		Error! Bookmark not defined.

Schedule 7		Error! Bookmark not defined.

THIS AGREEMENT is dated 19th March 2021 and made BETWEEN:

(1)	NAVIOS MARITIME ACQUISITION CORPORATION as Borrower; and

(2)	NAVIOS SHIPMANAGEMENT HOLDINGS CORPORATION as Lender.

IT IS AGREED as follows:

1	PURPOSE AND DEFINITIONS

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Lender agrees to make available to the Borrower a loan facility of up to USD100,000,000 in up to five Advances for general corporate purposes (including to enable it to repurchase the Notes and to pay fees and expenses related to the loan facility).

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Account Pledge” the US governed law pledge required to be executed hereunder by the Borrower over its Securities Account;

“Advance” means the principal amount of each drawing to be made in respect of the Loan pursuant to Clause 2.2;

“Aegean” means Aegean Sea Maritime Holdings Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Approved Appraiser” means each of Clarkson’s, Arrow Valuations Ltd, Barry Rogliano Salles, Braemar ACM Shipbroking, E.A. Gibsons Shipbrokers, Fearnleys, Galbraith, Simpson Spencer & Young, Howe Robinson & Co Ltd London and Maersk Broker K.S., Allied Shipbroking Inc., English White, VesselsValue, Lorentzen & Stemoco, (and includes, in each case, their successors or assigns and such subsidiary or other company in the same corporate group through which valuations are commonly issued by each of these appraisers) in the Lender’s option;

“Assignment of Earnings and Insurances” means, in respect of each Vessel, the assignment of earnings and insurances thereof in such form as the Lender may agree or require in its sole discretion, and in the plural means all of them;

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and a day (other than Saturday or Sunday) on which banks are open for general business in London, Piraeus and New York City;

“Bareboat Charterers” means each of the companies listed in Schedule 6 and in the plural means both of them;

“Bareboat Charterers’ Shares Pledge” means, in relation to each Bareboat Charterer, a first priority pledge of all the shares of and in that Bareboat Charterer required to be executed hereunder by the Aegean in favour of the Lender, in such form as the Lender may agree or require in its sole discretion, and in the plural means both of them;

“Borrowed Money” means Indebtedness in respect of (i) money borrowed and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Navios Maritime Acquisition Corporation a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Closing Date” means the date on which the conditions precedent set out in Clause 8 have been satisfied or waived by the Lender;

“Commitment” means, in relation to the Loan, the maximum amount which the Lender has agreed to lend to the Borrower under clause 2.1 as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 5 signed by a director of the Borrower;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Deferred Amortization” has the meaning given to it in clause 4.2;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Loan Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in respect of an Advance, any date being a Banking Day falling during the Drawdown Period, on which that Advance is, or is to be, made available;

“Drawdown Notice” means a notice substantially in the form of schedule 1;

“Drawdown Period” means the period commencing on the Closing Date and ending on the earlier of (i) the date falling ninety (90) days after the Closing Date or such other date as the Lender and the Borrower may agree and (ii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or any other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Exchange Option Agreement” means the option agreement made or to be made in respect of, inter alia, the exchange option referred to in Clause 4.7 of the Loan Agreement;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Facility Period” means the period starting on the first Drawdown Date and ending on such date as the Lender determines that all payment obligations whatsoever of the Borrower under or pursuant to the Loan Documents whensoever arising, actual or contingent, have been irrevocably paid;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other associated official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“Final Repayment Date” means the date which falls 24 months after the first Drawdown Date;

“Gross Aggregate Asset Value” means, for any date for which a calculation is required, the value of the total assets of Midstream and its direct and indirect subsidiaries as at that date (which shall have the meaning given thereto under USGAAP) excluding any intangible assets existing as at that date, with the valuation of all vessels owned by Midstream or any of its direct or indirect subsidiaries being based on then-current vessel valuations from an Approved Appraiser;

“Group” means at any relevant time the Borrower and its subsidiaries ;

“Group Member” means any member of the Group;

“Guarantee” means each of the guarantees granted by the Guarantors in such form as the Lender may agree or require in its sole discretion and in the plural means all of them;

“Guarantors” means the companies named in Schedule 7;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Indenture Excerpt” means the excerpt from the Secured Indenture set out in Schedule 3;

“Interest Payment Date” has the meaning given thereto in Clause 3.1.1;

“Interim Account Charge” means the charge/pledge of the Security Vessel Owner operating bank account in such form as the Lender may reasonably agree or require;

“Interim Guarantee” means each of the guarantee granted by the Security Vessel Owner in such form as the Lender may reasonably agree or require;

“Interim Assignment of Earnings and Insurances” means, in respect of the Security Vessel, the assignment of earnings and insurances thereof in such form as the Lender may reasonably agree or require;

“Interim Mortgage” means the first preferred mortgage of the Security Vessel required to be executed hereunder by the Security Vessel Owner in favour of the Lender, in such form as the Lender may reasonably agree or require;

“Latest Accounts” means, in respect of any financial year of the Group, the latest financial statements required to be prepared pursuant to clause 8.1.6;

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion;

(d)	the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)

the principle that, in certain circumstances, security granted by way of fixed charge may be characterised as a floating charge or that security purported to be constituted by way of an assignment may be recharacterised as a charge;

(f)

the principle that the legality, validity, binding nature or enforceability of any security under a Security Document which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under that Security Document are situated may be flawed under the laws of that jurisdiction;

(g)	the principle that the courts of England may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and

(h)	similar principles, rights and defences under the laws of any Pertinent Jurisdiction

“Lender” means Navios Shipmanagement Holdings Corporation, a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Limited Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Navios Maritime Midstream Partners L.P. dated August 2, 2018 as further amended by its First Amendment to it dated December 13, 2018.

“Liquidity” means at any relevant time the aggregate of all cash and Cash Equivalents which are (A) owned by a Group Member and (B) free of any Encumbrance;

“Loan” means the principal amount borrowed by the Borrower under this Agreement or (as the context may require) the principal amount owing to the Lender under this Agreement at any relevant time (as the same shall be increased from time to time by the capitalisation of interest in accordance with clause 3.1);

“Loan Documents” means this Agreement, the Exchange Option Agreement and the Security Documents;

“Material Adverse Effect” means, a material adverse effect on:

(i)	the business, assets or financial condition of the Borrower or any other Group Member; or

(j)	the ability of the Borrower or any other Security Party to perform its obligations under the Loan Documents; or

(k)

subject to the Legal Reservations and the Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of, any Encumbrance granted or purporting to be granted pursuant to any of the Security Documents;.

“Midstream” means Navios Maritime Midstream Partners L.P. a limited partnership incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Midstream Partnership Interests Pledge” means a first priority pledge of all the Partnership Interests required to be executed hereunder in favour of the Lender, in such form as the Lender may agree or require in its sole discretion;

“Mortgage” means the second preferred mortgage of each Vessel required to be executed hereunder by the Guarantor which is the owner thereof in favour of the Lender, in such form as the Lender may require in its sole discretion, and in the plural means all of them;

”Notes” means those of the 8.125% First Priority Ship Mortgage Notes due in 2021 issued pursuant to the Secured Indenture that are held by the Borrower in its Securities Account with UBS on the Execution Date and any additional Notes that may be acquired after the Execution Date. Any Notes purchased after the Execution Date shall be immediately credited to the Securities Account;

“Partnership Interests” means all Partnership Interests as defined in the Limited Partnership Agreement.

“Permitted Encumbrance” means any Encumbrance created pursuant to or expressly permitted by the Loan Documents and permitted liens or otherwise permitted by the Lender and any lien arising by the operation of law;

“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Security Documents and/or the security expressed to be created under the Security Documents determined by the legal advisers to the Lender to be necessary in any Pertinent Jurisdiction for the enforceability or production in evidence of the relevant Security Document to the extent such matters are complied with within any timeframe specified by law or the relevant Security Document;

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets which are secured under the Security Documents;

“Proceedings” means any litigation, arbitration, legal action or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Prohibited Person” means a person that is:

(l)	listed on, or owned or controlled by a person listed on any Sanctions List;

(m)

permanently located, organised or resident in, a country or territory that is the target of country-wide Sanctions (in each case other than to the extent dealings with such person are licensed, approved, exempted or permitted pursuant to Sanctions); or

(n)	otherwise a target of Sanctions (other than to the extent dealings with such person are licenced, approved, exempted or permitted pursuant to Sanctions).

“Register” has the meaning specified in clause 15.3

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, government entity or central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to draw the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising under the Loan Documents and/or grant security under the Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Sanctions” means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(o)	the United States government;

(p)	the United Nations;

(q)	the European Union or any of its Member States;

(r)	the United Kingdom;

(s)	any country to which any Security Party is bound; or

(t)

the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities.

“Secured Indenture” means the indenture dated as of 13 November 2013, as amended and supplemented from time to time, entered into by Navios Maritime Acquisition Corporation and Navios Acquisition Finance (US) Inc. in respect of their 8.125% First Priority Ship Mortgage Notes due 2021 as may be extended or refinanced;

“Securities Account” means the securities account in the name of the Borrower, held with UBS with account no.: V6 11073 and any associated cash account and includes any successor or supplemental account agreed to in writing by the Lender to be a Securities Account for the purpose of this Agreement;

“Security Documents” means (i) the Account Pledge, the Bareboat Charterers’ Shares Pledges, the Midstream Partnership Interests Pledge and all other documents required thereunder, (ii) (if executed pursuant to this Agreement) the Mortgages, the Assignments of Earnings and Insurances and the Guarantees; (iii) (until released in accordance with the terms of this Agreement) the Interim Account Charge, the Interim Mortgage, the Interim Assignment of Earnings and Insurances and the Interim Guarantee; and (iv) any other documents designated by the Borrower and the Lender as “Security Documents” or any other documents as may have been or shall from time to time after the date of this Agreement be executed in favour of the Lender to guarantee and/or to govern and/or to secure payment of all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement;

“Security Party” means the Borrower, Aegean, the Shareholder, (provided it has executed a Guarantee) each Guarantor, (until released in accordance with the terms of this Agreement) the Security Vessel Owner and any other person who may at any time be a party to any of the Loan Documents (other than the Lender);

“Security Vessel” means the Security Vessel defined in Schedule 6;

“Security Vessel Owner” means the Security Vessel Owner defined in Schedule 6;

“Shareholder” means Navios Maritime Midstream Operating LLC a limited liability company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Springing Maturity Date” means the date that is 90 days before the original maturity of the 8.125% First Priority Ship Mortgage Notes issued pursuant to the Secured Indenture;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the reasonable opinion of the Lender become the subject of a notification by the Lender to the Borrower under clause 12.1; and

“Vessels” means the Vessels defined in Schedule 7.

Words and expressions defined in Schedule 4 shall have the meaning given to them when used in Schedule 3.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.3.3

references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the “International Convergence of

Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) and/or (2) Basel III and/or (3) Basel IV and (4) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III and/or Basel IV (including CRD IV and CRR), and whether such implementation, application or compliance is by a Government Entity, a lender or any company affiliated to it);

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Lender shall also include a Transferee;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to London time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9

references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10

references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re-enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11

a certificate by the Lender as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;

1.3.12

if any document, term or other matter or thing is required to be approved, agreed or consented to by the Lender such approval, agreement or consent must be obtained in writing unless the contrary is stated; and

1.3.13	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Contracts (Rights of Third Parties Act) 1999

Except for clause 17.6.4 no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE LENDER’S COMMITMENT, LOAN AND USE OF PROCEEDS

2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Lender agrees to make available by way of loan to the Borrower on the terms of this Agreement the principal sum of up to USD100,000,000 for general corporate purposes (including repurchase of the Notes and to payment of fees and expenses related to the Loan).

2.2	Drawdown

On the terms and subject to the conditions of this Agreement, the Loan shall be advanced in up to five Advances, each on a Drawdown Date following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10 a.m. London time on the Banking Day before such proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Lender and, once given, shall be irrevocable.

2.3	Amount

The principal amount specified in a Drawdown Notice for borrowing on a Drawdown Date shall, subject to the terms of this Agreement, (A) not exceed (i) USD100,000,000 less (ii) the aggregate of such amounts as may prior thereto have been made available under this Agreement and (B) be in a whole multiple of USD1,000,000.

2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of clause 8, make an Advance available to the Borrower on the relevant Drawdown Date in payment to such account as the Borrower shall specify in the relevant Drawdown Notice. No Advance may be made after the expiry of the Drawdown Period.

2.5	Cancellation

If any part of the Loan is not drawn down by the end of the Drawdown Period, the Commitment shall thereupon be automatically cancelled and the Lender shall have no further obligation under this Agreement.

2.6	Use of Proceeds

The Lender shall have no responsibility for the Borrower’s use of the proceeds of the Loan and is not bound to monitor or verify the application of any amount borrowed pursuant to the terms of this Agreement.

3	INTEREST

3.1	Interest rate

3.1.1 Subject to Clauses 3.1.2 and 3.1.3, the Loan excluding any Deferred Amortization shall bear interest at the rate of 11.00% per annum, payable on the day falling three (3) months after the first Drawdown Date and at three-monthly intervals thereafter (each, an “Interest Payment Date”).

3.1.2	Any Deferred Amortization shall bear interest at the rate of 12.50% per annum, which shall be compounded on each Interest Payment Date and shall be payable by the Borrower on the Final Repayment Date.

3.1.3

The Borrower may, by giving notice not less than 30 days before an Interest Payment Date, elect that interest on all or a specified part of the Loan be compounded, in which case the Loan or the specified part of it shall bear interest at the rate of 12.50% per annum, which shall be compounded on each Interest Payment Date and shall be payable by the Borrower on the Final Repayment Date. Notwithstanding the foregoing, the Borrower may, at its option, pay all or any part of such compounded interest in cash at any time.

3.2	Default interest

If the Lender fails to receive any sum whatsoever on its due date for payment under any of the Loan Documents, the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate of two (2.0) per cent per annum over the interest rate referred to in Clause 3.1. Such interest shall be due and payable on demand, shall accrue daily and shall be compounded annually.

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

Subject as otherwise provided in this Agreement, the Borrower must repay the Loan by (i) eight quarterly instalments of USD4,000,000 each, the first falling due three (3) months after the first Drawdown Date, and the rest falling due at three-monthly intervals thereafter and (ii) a final instalment on the Final Repayment Date of USD68,000,000 provided that if less than USD100,000,000 is drawn down under this Agreement, then such repayment instalments shall be reduced pro rata by the amount, in aggregate, of such undrawn amount.

4.2	Deferment option

The Borrower may, in respect of any repayment instalment falling due under Clause 4.1, elect to defer all or part of such repayment instalment (the aggregate of such deferred amounts, the “Deferred Amortization”) so that it is due on the Final Repayment Date if Liquidity (i) at the end of the quarter immediately preceding such election is below USD50,000,000 and (ii) is projected by the Borrower to be below USD50,000,000 at the end of the quarter following such election.

4.3	Voluntary prepayment

The Borrower may prepay the Loan in whole or in part (being USD1,000,000 or any larger sum which is a whole multiple of USD1,000,000) at any time.

4.4	Mandatory Prepayment

The Borrower shall prepay the Loan:

4.4.1	in full upon the occurrence of a “Change of Control” (as such term is defined in the Secured Indenture);

4.4.2	in full upon any Indebtedness being incurred by the Borrower contrary to the provisions of Clause 6.1.16 and the terms of this Agreement on the date such Indebtedness incurs;

4.4.3

if the Liquidity of the Group at the end of any quarter exceeds USD60,000,000, in the amount by which the Liquidity on that date exceeds USD60,000,000, less any one-off items such as the net proceeds from vessel sales;

4.4.4	upon the sale or other disposal for money of any of the assets which are the subject of any Security Document, in an amount equal to the net proceeds of such sale or disposal; and

4.4.5

upon the Lender exercising its option under Clause 4.7 on or after the Springing Maturity Date in the amount equal to the amount of the Loan that is to be exchanged thereunder, and it is agreed that completion of the exchange thereunder shall constitute repayment of the Loan in that amount.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.5.1	accrued interest on the amount to be prepaid to the date of such prepayment;

4.5.2	any additional amount payable under clause 6.6;

4.5.3

only in the case of voluntary prepayments (excluding those in connection with the refinancing of the Notes) and repayments in the event of acceleration of the Loan following an Event of Default, a payment fee equal to the Relevant Prepayment Percentage of the amount to be prepaid, where “Relevant Prepayment Percentage” means (aa) 2% on the amount to be prepaid for any payment made before the first anniversary of the first Drawdown Date and (bb) 1% on the amount to be prepaid for any payment made thereafter but before the Final Repayment Date.

4.5.4	if of the whole Loan, all other sums payable by the Borrower to the Lender under this Agreement or any of the other Loan Documents.

4.6	Notice of prepayment; reduction of repayment instalments

4.6.1

No prepayment may be effected under clause 4.3 unless the Borrower shall have given the Lender at least three (3) Banking Day’s prior written notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.6.2	The Borrower may not prepay any part of the Loan except as expressly provided in this Agreement.

4.6.3	No amount prepaid may be reborrowed.

4.7	Exchange option – Midstream

At any time (i) following occurrence of an Event of Default or (ii) on and after the Springing Maturity Date, in addition to all other remedies available to it, the Lender may exchange all or any part of (A) the Loan and (B) accrued and unpaid interest on the Loan, into part or all of the Partnership Interests of Midstream as in its sole discretion shall require provided that the Lender may not exchange into any Partnership Interests that constitute General Partner Interests (as opposed to Limited Partner Interests) unless the Lender will following such exchange have exchanged into Partnership Interests that in the aggregate represent a majority of all outstanding Partnership Interests.

The exchange rate for such conversion shall be based on Midstream’s Gross Aggregate Asset Value less the consolidated Indebtedness of Midstream as of the date of such valuation.

The Lender shall exercise such option by giving 3 Banking Days’ prior written notice to the Borrower who will notify all relevant parties and upon the Lender giving such notice, the Borrower shall immediately provide all required information and documentation to complete such exchange and procure that Midstream amends its internal records and ensures that the Partnership Interests are duly transferred to, and recorded in the ownership of the Lender.

5	FEES AND EXPENSES

5.1	Fees

The Borrower agrees to pay to the Lender:

5.1.1	on the first Drawdown Date (whether from the proceeds of the Loan or elsewhere) a non-refundable upfront fee of USD1,000,000; and

5.1.2

On the last day of the Drawdown Period, a commitment fee at the rate of one per cent (1.00%) per annum on the undrawn Commitment, in respect of any undrawn Commitment as at the last day of the Drawdown Period.

5.2	Expenses

The Borrower agrees to reimburse the Lender on a full indemnity basis on demand for all expenses and/or disbursements whatsoever:

5.2.1

in respect of, legal fees certified by the Lender as having been incurred by it from time to time and at any time and all other expenses and/or disbursements certified by the Lender as having been incurred by it in relation to the negotiation, consideration, approval and structuring of this Agreement and the arrangements contemplated hereby:

5.2.2

in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Loan Documents and of any contemplated or actual amendment, indulgence or the granting of any waiver or consent howsoever in connection with any of the Loan Documents; and

5.2.3

in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretion under any of the Loan Documents or any amendment thereto or consideration of the Lender’s rights thereunder or any action proposed or taken with interest at the rate referred to in clause 3.3 from the date on which such expenses and/or disbursements were demanded by the Lender to the date of payment (as well after as before judgment).

5.3	Value Added Tax

All fees and expenses payable under to this clause 5 must be paid with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement must, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender) imposed on or in connection with any Loan Documents or the Loan and agree to indemnify the Lender against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes other than to the extent such duties or taxes arise as a result of the Lender transferring its Loan or Commitments under this Agreement.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrower under any of the Loan Documents must be made in full, without any set-off or counterclaim whatsoever and, subject to clause 6.6, free and clear of any deductions or withholdings, in USD not later than 11 a.m. London time on the due date to such account of the Lender as the Lender may from time to time notify to the Borrower.

6.2	Payment by the Lender

The proceeds of the Loan to be advanced by the Lender to the Borrower under this Agreement must be remitted by in USD on the relevant Drawdown Date to the account or accounts specified in the relevant Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Loan Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Loan Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Currency of account

If any sum due from the Borrower under any of the Loan Documents, or under any order or judgment given or made in relation thereto or for any other reason whatsoever, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless the Lender from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Loan Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes

If at any time the Borrower must make any deduction or withholding in respect of Taxes from any payment due under any of the Loan Documents, the sum due from the Borrower in respect of such payment must then be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been made and the Borrower agrees to indemnify the Lender on demand against any losses or costs certified by the Lender to have been incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower must promptly deliver to the Lender any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid. . The Lender shall use commercially reasonable efforts (including the delivery of properly completed and executed Tax forms or documentation prescribed by applicable law) to reduce or eliminate any deduction or withholding for Taxes from any payment due under any of the Loan Documents and to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to this clause 6.6.

6.7	Loan account

The Lender agrees to maintain a control account showing the Loan and other sums owing by the Borrower under the Loan Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, absent prompt objection by the Borrower, be conclusive as to the amount from time to time owing by the Borrower under the Loan Documents.

6.8	Partial payments

If, on any date on which a payment is due to be made by the Borrower under any of the Loan Documents, the amount received by the Lender from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Lender under any of the Loan Documents, the Lender must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Loan Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.8.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Lender under any of the Loan Documents;

6.8.2	secondly, in or towards payment of any fees payable to the Lender under, or in relation to, the Loan Documents which remain unpaid;

6.8.3	thirdly, in or towards payment to the Lender of any accrued interest owing in respect of the Loan which shall have become due under any of the Loan Documents but remains unpaid;

6.8.4	fourthly, in or towards payment to the Lender of any principal in respect of the Loan which shall have become due but remains unpaid;

6.8.5

fifthly, in or towards payment to the Lender of any other sum which shall have become due under any of the Loan Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 5.8.1 to 5.8.5 may be varied by the Lender without any reference to, or consent or approval from, the Borrower.

6.9	FATCA

6.9.1	Subject to Clause 5.9.3 below, each party shall, within ten (10) Banking Days of a reasonable request by another party:

(a)	confirm to that other party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)

supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

6.9.2

If a party confirms to another party pursuant to Clause 5.9.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

6.9.3	Clause 5.9.1(a) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any policy of the Lender;

(c)	any fiduciary duty; or

(d)	any duty of confidentiality.

6.9.4

If the Borrower is required to make a FATCA Deduction, the Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA;

6.9.5	The Borrower shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly; and

6.9.6

Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower shall deliver to the Lender evidence satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrower represents and warrants to the Lender that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of the Marshall Islands as a corporation and has power to carry on its respective business as it is now being conducted and to own its property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Lender in writing;

7.1.2

Corporate power each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Loan Documents to which it is a party; all necessary corporate, shareholder or member and other action has been taken to authorise the execution, delivery and on the execution of the Loan Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

subject to the Legal Reservations and the Perfection Requirements, the Loan Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms and admissible in evidence and the Security Documents will create first priority Encumbrances;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Loan Documents by the relevant Security Parties will not (i) contravene in any material respect any existing applicable law, statute, rule or regulation or any judgment, decree or permit of any Pertinent Jurisdiction to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound which is likely to have a Material Adverse Effect , (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any Security Party to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any Security Party secured under the Security Documents;

7.1.5	No default

no Default has occurred which is continuing;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any Security Party or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of any Security Party under the Loan Documents other than have been publicly disclosed by the Borrower prior to the Execution Date;

7.1.7	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Loan Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to the Loan Documents and each of the Loan Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern this Agreement, the Midstream Partnership Interests Pledge and the Bareboat Charterers’ Shares Pledge, the choice of US law to govern the Account Pledge, the flag state of each Vessel to govern the Mortgages, the flag state of each Security Vessel to govern the Interim Mortgage and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of the Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the Latest Accounts of the Borrower and Midstream in respect of the relevant financial year as delivered to the Lender present fairly and accurately the financial position of the Borrower and Midstream (as applicable) for the financial year, ended on such date and, as at such date, the Borrower and Midstream had no material liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements or notes thereto;

7.1.12	Pari passu

the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all present and future unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;

7.1.13	Information/ Material Adverse Effect

all written factual information, whatsoever provided by any Security Party to the Lender in connection with the negotiation and preparation of the Loan Documents or otherwise provided hereafter in relation to, or pursuant to this Agreement is true and accurate in all material respects and not misleading and the Borrower’s public filings do or will not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein as of such date and there has not occurred a Material Adverse Effect on any Security Party since such information was provided to the Lender;

7.1.14	Freedom from Encumbrances

save as otherwise disclosed in writing by the Borrower to the Lender on or prior to the date of this Agreement, no properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;

7.1.15	Copies true and complete

the copies of the constitutional documents of the Security Parties delivered or to be delivered to the Lender pursuant to clause 8.1 are, or will when delivered be, true and complete copies; and there have been no amendments or variations thereof;

7.1.16	Indebtedness

no Security Party has incurred any Indebtedness other than as permitted under the Secured Indenture or as otherwise disclosed to the Lender in writing or as disclosed in the Group’s public filings;

7.1.17	Use of proceeds

the Borrower shall apply the Loan only for the purposes specified in clauses 1.1. and 2.1;

7.1.18	Filings

subject to any permissible extensions, the Borrower has filed all material tax and other fiscal returns required to be filed with any tax authority to which it is subject;

7.1.19	Office

the Borrower does not have an office in England or in the United States of America;

7.1.20	Prohibited Persons, unlawful activity

(a)	none of the Group Members are a Prohibited Person; and

(b)

to the best of its knowledge, no title in any property or other assets subject to an Encumbrance created by a Loan Document has been obtained in breach of any existing applicable law, statute, rule or regulation;

7.1.21	Insolvency

none of the Security Parties is unable or has admitted inability to pay its debts as they fall due, has suspended making payments on any of its debts or has announced an intention to do so, is or has become insolvent; or, save as disclosed to the Lender prior to the Execution Date, or has suffered the declaration of a moratorium in respect of any of its Indebtedness;

7.1.22	Sanctions

no Security Party nor any director, officer, agent, employee of any Security Party or any person acting on behalf of any Security Party, is a Prohibited Person nor acts directly or indirectly on behalf of a Prohibited Person; and

7.2	Repetition of representations and warranties

On the Execution Date, each Drawdown Date and on each Interest Payment Date, the Borrower shall be deemed to repeat the representations and warranties in clause 7.1 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.

8	UNDERTAKINGS

8.1	General

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will:

8.1.1	Notice of Default and Proceedings

promptly inform (and any public filing of the Borrower containing the relevant information about the matters hereafter described shall constitute compliance with this covenant to inform) the Lender of (a) when required under the Secured Indenture, any Default (including the occurrence of any Event of Default under (and as defined in) the Secured Indenture, in which case the Borrower shall also provide to the Lender copies of all demands or notices made in connection therewith) and of any other circumstances or occurrence which might materially and adversely affect the ability of the Borrower to perform its obligations under any of the Loan Documents and (b) as soon as the same is instituted or formally threatened in writing, details of any Proceedings involving the Borrower or any other Security Party or member of the Group which could have a Material Adverse Effect and will from time to time, if so reasonably requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings are on foot or have been formally threatened in writing;

8.1.2	Authorisation

obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Lender, upon request, with Certified Copies of the same and do, or cause to be done, all other acts and things which may from time to time be necessary under any applicable law for the continued due performance of all the obligations of the Security Parties under each of the Loan Documents;

8.1.3	Corporate Existence/Ownership

ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction and ensure that the Borrower is owned and controlled, directly or through other companies, by the persons disclosed to the Lender prior to the date hereof;

8.1.4	Use of proceeds

use the Loan exclusively for the purposes specified in clauses 1.1 and 2.1;

8.1.5	Pari passu

ensure that its obligations under this Agreement shall at all times rank at least pari passu with all its present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.6	Financial statements

provide the Lender (or procure that is provided):

(a)

as soon as possible, but in no event later than 120 days after the end of each of its financial years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Lender) consolidated balance sheet and profit and loss accounts of the Borrower (commencing with the financial year ending 31 December 2021) and public filing in respect of the Borrower shall constitute delivery;

(b)

as soon as possible, but in no event later than 90 days after the end of each of its first three financial quarters, commencing with the first financial quarter of 2021, the Borrower’s unaudited consolidated balance sheet and profit and loss accounts for that 3 month period certified as to their correctness by its chief financial officer;

(c)	on each quarter day (March 31, June 30, September 31 and December 31) in each year, written confirmation of the Liquidity of the Group as at such date;

(d)	prior to the start of each of its financial years, an annual forecast in respect of the Borrower;

(e)	details of any litigation, arbitration, administrative proceedings, Default and any other events or circumstances which are likely to have a Material Adverse Effect on the Borrower;

8.1.7	Compliance Certificates

deliver to the Lender on the dates on which the financial statements must be delivered to the Lender under clause 8.1.6(b), a Compliance Certificate and such other supporting information as the Lender may require;

8.1.8	Provision of further information

provide the Lender with such financial or other information concerning the Borrower, all vessels (including those under construction) owned, acquired, sold or managed by any Group Member, or any of its subsidiaries, including, commitments, financial standing, operations and in relation to Borrowed Moneys, repayment of Borrowed Money, as the Lender may from time to time reasonably require;

8.1.9	Compliance with Laws and payment of taxes

comply in all material respects with all relevant applicable laws, statutes, directives, decrees, rulings and analogous rules (including, but not limited to, those relating to Sanctions) and regulations (other than in the case of Sanctions) where failure to do so would be reasonably likely to have a Material Adverse Effect and pay all taxes for which it is liable as they fall due unless disputed in good faith;

8.1.10	Mortgages

use commercially reasonable efforts to obtain within 30 days of the first Drawdown Date the consent of the first priority mortgagees of each Vessel to the execution of the Guarantee, Assignment of Earnings and Insurances and Mortgage in respect each Vessel and the Guarantor which is her owner, and, to the extent such consent is obtained, promptly thereon execute those Security Documents and register such Mortgages against the relevant Vessels in accordance with the laws of the Marshall Islands.

8.1.11	Notes

Promptly upon acquiring the same, give details to the Lender in writing of any Notes or other financial instruments acquired using any part of the Loan.

8.1.12	Financial covenants

Ensure that the Liquidity is at all times USD40,000,000 or more.

8.1.13	Secured Indenture

comply with all of its obligations under the Secured Indenture or as refinanced or extended which are set out in the Indenture Excerpt and the Borrower further agrees:

(a)	any terms defined in the Secured Indenture shall have those meanings when used in the Indenture Excerpt;

(b)

no waiver or variation of any term of the Secured Indenture by any person shall waive or vary the Borrower’s obligations hereunder to comply with the obligations in the Indenture Excerpt, except with the consent of the Lender;

(c)

the Borrower shall continue to be bound by its obligations as set out in the Indenture Excerpt following a Covenant Defeasance (as defined in the Secured Indenture) or a Legal Defeasance (as defined in the Secured Indenture) or other termination or cancellation of the Secured Indenture; and

(d)

the Borrower will not vary any material term of the Secured Indenture without the prior written consent of the Lender, however this will not affect its right of partial or full prepayment of the Secured Indenture;

8.1.14	Sanctions

will not and will use reasonable endeavours to ensure that no Group Member does, conduct or undertake any business:

(a)	in breach of any Sanctions of:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom;

(iv)	the United States of America

(v)	the Marshall Islands

as they apply to their members or nationals; or

(b)

in any trade, carriage of goods or business which is forbidden by the laws of the United Kingdom or the United States of America as they apply to their members or nationals, or any law applicable to the Borrower; or

(c)	in carrying illicit or prohibited goods; or

(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(e)	to the knowledge of the Borrower, by or for the benefit of a Prohibited Person;

8.1.15	Delivery of reports

deliver to the Lender upon request a copy of each report, circular, notice or like document issued by the Borrower to its shareholders or creditors generally;

8.1.16	Securities Account

hold the Notes in the Securities Account throughout the Facility Period, subject to any of the Notes being retired, following which all proceeds received or receivable pursuant to such retirement must be credited to, and remain throughout the Facility Period on, the Securities Account;

8.1.17	Dividends

only declare or pay dividends in accordance with the terms of the Secured Indenture for so long as no Event of Default has then occurred which is continuing, or would occur as a result of such declaration and/or payment;

8.1.18	Investments and payments

make certain investments and payments always in accordance with the terms of the Secured Indenture for so long as no Event of Default has then occurred which is continuing, or would occur as a result of such investment /or payment.

8.1.19

If, in the opinion of the Lender, any member of the Group agrees with any lender in the context of a financing made or to be made available to that member of the Group, financial covenants with respect to the Borrower (including without limitation any dividend restrictions on the Guarantor, the “Covenants”) which place such lender or lenders in a more favourable position than that applicable to the Lender pursuant to this Agreement, the Borrower shall give the Lender the benefit of such Covenants which, in the opinion of the Lender, would place them in an equivalent position as that applicable to the other lender or lenders at the relevant time. The Borrower shall also enter, if required by the Lender, into a supplemental agreement to this Agreement to amend the same accordingly (with such supplemental agreement or agreements being entered into on or immediately after the date on which the Covenants are granted).

8.2	Negative undertakings

The Borrower undertakes with the Lender that, from the Execution Date until the end of the Facility Period, it will not, without the prior written consent of the Lender:

8.2.1	Negative pledge

without prejudice to the Secured Indenture, permit any Encumbrance (other than a Permitted Encumbrance or as otherwise disclosed in writing by the Borrower to the Lender on or prior to the date of this Agreement) to subsist, arise or be created or extended over any shares or equivalent rights of ownership owned by the Borrower to secure or prefer any present or future Indebtedness or other liability or obligation of any Group Member or any other person;

8.2.2	Ownership

permit any Change of Control (as such term is defined in the Indenture Excerpt);

8.2.3	No merger or transfer

enter into any form of amalgamation, merger, consolidation, liquidation, dissolution, change in its organisational structure or any form of reconstruction or reorganisation (unless such change, reconstruction or reorganisation would not adversely affect the security constituted hereunder);

8.2.4	Transactions

enter into any transactions with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain at arm’s length; or

8.2.5	Prohibited Persons

,and shall use reasonable endeavours to procure that no Group Member will, have any course of dealings, directly or indirectly, with any Prohibited Person.

8.3	Secured Indenture

Notwithstanding anything in clause 7.2 of this Agreement:

(a)	any terms, transactions or events permitted by the Indenture Excerpt; and

(b)	save as otherwise expressly provided in clause 7.2, any other terms or transactions or events permitted by the Secured Indenture,

shall be deemed to be permitted under clause 7.2 of this Agreement.

9	CONDITIONS

9.1	Documents and evidence

The Lender’s obligation to make available the Loan and any Advance is subject to the following conditions precedent:

9.1.1	that on or before the relevant Drawdown Date, the Lender has received the documents described in Schedule 2 in form and substance satisfactory to the Lender;

9.1.2	the representations and warranties contained in clause 7.1 being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and

9.1.3	no Default shall have occurred and be continuing and no Default would result from the making of the Loan.

9.2	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

9.3	English language

All documents required to be delivered under and/or supplied in connection with any of the Loan Documents must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

9.4	Further conditions precedent

Not later than two (2) Banking Days prior to the Drawdown Date of an Advance and not later than five (5) Banking Days prior to any Interest Payment Date, the Lender may request and the Borrower must, prior to such date, deliver to the Lender (at the Borrowers’ expense) on such request further favorable certificates and/or opinions and/or other evidence satisfactory to the Lender (acting reasonably) as to any or all of the matters which are referred to in clauses 6, 7, 8, and 9.

9.5	Release of interim security

When each Guarantor is a Subsidiary of Midstream the Borrower may give to the Lender evidence thereof acceptable to the Lender, and thereafter, upon the Borrower’s written request, the Lender will release the Security Vessel Owner from its obligations under the Interim Guarantee, the Interim Mortgage and the Interim Assignment of Insurances and Earnings and file a discharge the Interim Mortgage at the relevant ships registry.

10	EVENTS OF DEFAULT

10.1	Events

Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):

10.1.1

Non-payment: the Borrower fails to pay any sum payable by it under any of the Loan Documents at the time, in the currency and in the manner stipulated in the Loan Documents (and so that, for this purpose, sums payable (i) under clause 4.1 shall be treated as having been paid at the stipulated time if (a) received by the Lender within five (5) days of the dates therein referred to and (b) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand); or

10.1.2

Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Loan Documents (other than those referred to in clause 9.1.1 above) unless such breach or omission, in the reasonable opinion of the Lender is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied within thirty (30) Business Days of the Lender giving written notice to the Borrower of, or the Borrower becoming aware of the occurrence thereof; or

10.1.3

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Loan Documents or in any notice, certificate or statement referred to in or delivered under any of the Loan Documents is or proves to have been incorrect or misleading in any material respect unless the circumstances giving rise to the misrepresentation are in the reasonable opinion of the Lender capable of remedy and are remedied within thirty 30 Business Day of the Lender giving written notice to the Borrower of, or the Borrower becoming aware of, the occurrence thereof; or

10.1.4

Cross-default: any Indebtedness of the Borrower or any other Group Member (which is not intra group or subordinated debt) in excess of USD25,000,000 is not paid when due (subject to applicable grace periods) or any Indebtedness of the Borrower or any other Group Member becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower or by the relevant Group Member of a voluntary right of prepayment), or any creditor of the Borrower or of any other Group Member becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to the Borrower or any other Group Member relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned (unless the relevant creditor has granted to the Borrower a waiver in respect thereof) ; or

10.1.5

Execution: any uninsured judgment or order made against the Borrower or any other Group Member in an amount in excess of USD25,000,000 is not stayed, appealed against or complied with within twenty (20) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of the Borrower or any other Group Member and is not discharged within thirty (30) days; or

10.1.6

Insolvency: the Borrower or any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on all or substantially all of its debts or announces an intention to do so; becomes insolvent; or suffers the declaration of a moratorium in respect of all or substantially all of its Indebtedness; or

10.1.7

Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up the Borrower or any Security Party or an order is made or resolution passed for the dissolution or winding up of the Borrower or any Security Party; or

10.1.8

Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or an administration order is made in relation to any Security Party ; or

10.1.9

Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party ; or

10.1.10

Compositions: any corporate action, legal proceedings or other procedures are taken, by the Borrower or any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or substantially all of its Indebtedness, or to proposing any kind of composition, compromise or arrangement involving such company and all or substantially all of its creditors; or

10.1.11

Analogous proceedings: there occurs, in relation to a Security Party, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 9.1.6 to 9.1.10 (inclusive) in respect of the Borrower or the Borrower otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.12	Cessation of business: any Security Party suspends or ceases to carry on its business; or

10.1.13

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, the Borrower or any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government entity; or

10.1.14

Invalidity: any of the Loan Documents or any provision thereof, other than as a result of any act or omission of the Lender, at any time and for any reason are or shall become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Loan Documents or any provision thereof or the exercise of any right of the Lender thereunder, shall at any time and for any reason be contested by any Security Party which is a party thereto or by any creditor of such Security Party (other than the Lender), or if any Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.15

Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Loan Documents or for the Lender to exercise the rights or any of them vested in it under any of the Loan Documents or otherwise; or

10.1.16	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.17	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.18

Material events: any other event occurs or circumstance arises which, in the reasonable opinion of the Lender, is likely to have a Material Adverse Effect or, if such event or circumstance is capable of remedy it is not remedied within 15 Business Days of the earlier of (i) the Lender notifying the Borrower of such event or (ii) the Borrower becoming aware of the same; or

10.1.19	Litigation: any Proceedings are current, pending or threatened against any of the Security Parties or any other Group Member which are reasonably likely to have a Material Adverse Effect;;

10.1.20

Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Loan Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Loan Documents;

10.1.21	Change of Control: there occurs a “Change of Control” (as such term is defined in the Indenture Excerpt);

10.1.22

Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities.

10.2	Acceleration

The Lender may, without prejudice to any other rights of the Lender, at any time after the happening of an Event of Default so long as the same is continuing, by notice to the Borrower:

10.2.1	declare that the obligation of the Lender to make the Commitment available shall be terminated, whereupon the Commitment shall immediately be cancelled; and/or

10.2.2

declare that the Loan and all interest accrued and all other sums payable whensoever under the Loan Documents have become due and payable, whereupon the same shall, immediately or in otherwise accordance with the terms of such notice, become due and payable; and/or

10.2.3	exercise any or all of its rights, remedies, powers or discretions under the Loan Documents.

10.3	Demand basis

If, under clause 9.2.2, the Lender has declared the Loan to be due and payable on demand, at any time thereafter the Lender may by further notice to the Borrower demand repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable accordingly with all interest accrued and all other sums payable under this Agreement.

11	INDEMNITIES

11.1	General indemnity

The Borrower agrees to indemnify the Lender on demand, without prejudice to any of the Lender’s other rights under any of the Loan Documents, against any loss (including loss of interest), cost or expense which the Lender shall certify as sustained at any time by it in connection with this Agreement, including (without limitation) any such loss, cost or expense arising from any action, claim, suit or proceeding directly or indirectly related to this Agreement, the other Loan Documents or the Loan (excluding any default by the Lender determined by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or wilful misconduct of the Lender or (ii) a material breach of the Loan Documents by the Lender).

12	UNLAWFULNESS AND INCREASED COSTS MITIGATION

12.1	Unlawfulness

Regardless of any other provision of this Agreement, in the event that the Lender notifies the Borrower that by reason of:

(a)	the introduction of or any change in any applicable law or regulation or any change in the interpretation or application thereof; or

(b)	compliance by the Lender with any directive, request or requirement (whether or not having the force of law) of any central bank or Government Entity it becomes unlawful or it is prohibited by or contrary to such directive request or requirement for the Lender to maintain or give effect to any of its obligations in connection howsoever with this Agreement then (i) the Commitment shall be reduced to zero and (ii) the Borrower shall be obliged to prepay the Loan either immediately or on a future date (specified in the Lender’s notice) not being earlier than the latest date permitted by the relevant law, regulation, directive, request or requirement with interest and commitment commission accrued to the date of prepayment and all other sums payable whensoever by the Borrower under this Agreement.

12.2	Increased costs

If the Lender certifies to the Borrower that at any time the effect of any applicable law, regulation or regulatory requirements or the interpretation or application thereof or any change therein is to:

12.2.1

subject the Lender to Taxes or change the basis of Taxation of the Lender relating to any payment under any of the Loan Documents (other than Taxes or Taxation on the overall net income of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2	increase the cost to, or impose an additional cost on, the Lender in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3	reduce the amount payable or the effective return to the Lender under any of the Loan Documents; and/or

12.2.4	require the Lender to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Lender under any of the Loan Documents; and/or then and in each such case (subject to clause 11.3) the Borrower must on demand either:

(a)

pay to the Lender the amount which the Lender certifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender for such liability to Taxes, cost, reduction, payment, forgone return or loss; or

(b)	prepay the Loan, in respect of which prepayment the terms of clause 4.3 shall apply.

12.3	Exception

Nothing in clause 11.2 shall entitle the Lender to receive any amount relating to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under clause 5.3, 5.4 or 6.6.

13	SECURITY, SET-OFF AND MISCELLANEOUS

13.1	Application of moneys

All moneys received by the Lender under or pursuant to any of the Loan Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Lender as follows:

13.1.1	first in or toward payment of all unpaid fees, sums which have been demanded by way of indemnity and expenses which may be owing to the Lender under any of the Loan Documents;

13.1.2	secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3	thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4	fourthly in or towards payment to the Lender of any other sums which the Lender certifies are owing to it under any of the Loan Documents; and

13.1.5	fifthly the surplus (if any) shall be paid to the Borrower.

13.2	Set-off

13.2.1

The Borrower authorises the Lender following the occurrence of a Default that is continuing (without prejudice to any of the Lender’s rights at law, in equity or otherwise), at any time and without notice to the Borrower, to apply any dividend to which the Borrower (as shareholder in the Lender) may then be entitled in or towards satisfaction of any sum due and payable from the Borrower to the Lender under any of the Loan Documents.

13.2.2	The Lender shall not be obliged to exercise any right given to it by this clause 13.2. The Lender shall notify the Borrower prior to the exercise or purported exercise of any right of set-off.

13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.

13.3	Further assurance

The Borrower will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Loan Documents.

13.4	Conflicts

In the event of any conflict between this Agreement and any of the other Loan Documents executed by the Borrower, the provisions of this Agreement shall prevail.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Loan Documents are cumulative and are not exclusive of any remedies provided by law. No waiver by the Lender shall be effective unless it is in writing.

13.6	Severability

If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.7	Force Majeure

Regardless of any other provision of this Agreement the Lender shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon the Lender or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting the Lender or (vi) any other circumstances whatsoever outside the Lender’s control.

13.8	Amendments

This Agreement may be amended or varied only by an instrument in writing executed by both parties hereto who irrevocably agree that the provisions of this clause 13.8 may not be waived or modified except by an instrument in writing to that effect signed by both of them.

13.9	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.

13.10	English language

All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Loan Documents and all notices, communications, information and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation certified by a notary, lawyer or consulate acceptable to the Lender.

14	ACCOUNT

14.1	General

The Borrower undertakes with the Lender that it will ensure that:

14.1.1	it will on or before the Drawdown Date, open the Securities Account in respect of the Notes held in in its name; and

14.1.2

all moneys payable to the Borrower in respect of the Notes shall, unless and until the Lender directs to the contrary, be paid to the Securities Account, and pending any such payment into the Securities Account any amount received by the Borrower will be held on Trust for the Lender.

14.2	Securities Account: withdrawals

The moneys then standing to the credit of the Securities Account may be applied from time to time (i) firstly to make the payments required under this Agreement and (ii) secondly, subject to no Event of Default having occurred and to there being at any time sufficient funds to maintain or pay amounts due under (i) as they fall due, for the general corporate purposes of the Borrower.

14.3	Application of account

At any time after the occurrence of an Event of Default, the Lender may, without notice to the Borrower, apply all moneys then standing to the credit of the Securities Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums outstanding to the Lender under the Loan Documents in the manner specified in clause 13.1.

14.4	Charging of account

The Securities Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Pledge.

15	ASSIGNMENT, TRANSFER AND DISCLOSURE

15.1	Benefit and burden

This Agreement shall be binding upon, and ensure for the benefit of, the Lender and the Borrower and their respective successors.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender. Neither the Borrower nor any affiliate of the Borrower may become a Lender or a sub-participant.

15.3	Assignment by Lender

The Lender may not assign, sell, sub-participate all or any part of its rights under any Loan Document to another branch, subsidiary or affiliate of the Lender, another bank or financial institution, a member of the European System of Central Banks, an insurance company, a trust corporation or a capital investment company (including any credit fund), without the prior written consent of the Borrower. The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of any such assignee or participant of the Lender, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each such assignee or participant pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lender, and any such assignee or participant of Lender shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Lender and any such assignee or participant of the Lender, at any reasonable time and from time to time upon reasonable prior notice. It is the intention that this Loan Agreement be treated as a registered obligation and in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations thereunder.

15.4	Disclosure of information

The Lender may disclose to a prospective assignee, transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about or in connection with any of the Security Parties and the Loan Documents as the Lender considers appropriate, provided that the Lender shall consult with the Borrower prior to disclosing (i) any such information which is not public or contained in the Loan Agreement and/or (ii) any documentation other that a copy of this Agreement or any other Security Document.

16	NOTICES

16.1	General

16.1.1

unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by electronic mail;

16.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.

16.2	Addresses for communications, effective date of notices

16.2.1 Subject to clause 15.2.2 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the email address appearing below (or at such other address or email address as the Borrower may hereafter specify for such purpose to the Lender by notice in writing);

Address: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH 96960, Marshall Islands

Fax no:     finance@navios.com

notwithstanding the provisions of clause 16.2.1, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Lender to the Borrower to the address or fax number referred to in clause 16.2.1;

16.2.2

notices to the Lender shall be deemed to be given, and shall take effect, when received in full legible form by the Lender at the address and/or the email address appearing below (or at any such other address or email address as the Lender may hereafter specify for such purpose to the Borrower by notice in writing);

Address: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH 96960, Marshall Islands

Fax no:     nsmfinance@navios.com

if under clause 16.2.1 or clause 16.2.2 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.

17	GOVERNING LAW

17.1	Law

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.

18	JURISDICTION

18.1	Exclusive jurisdiction

Subject to clause 17.4 below, the Borrower and the Lender hereby irrevocably agree that the courts of England shall have exclusive jurisdiction:

18.1.1

to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (or any non-contractual obligation arising out of or in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

18.1.2	to grant interim remedies or other provisional or protective relief.

18.2	Submission and service of process

Subject to clause 17.4 below, the Borrower and the Lender accordingly irrevocably and unconditionally submit to the jurisdiction of the English courts. Without prejudice to any other mode of service the Borrower:

18.2.1

irrevocably empowers and appoints Messrs Hill Dickinson Services (London) Ltd at present of The Broadgate Tower, 20 Primrose Street, London, EC2A 2EW, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;

18.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;

18.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;

18.2.4

without prejudice to the effectiveness of service of process on its agent under clause 17.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 15.2;

18.2.5

agrees that if the appointment of any person mentioned in clause 17.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment with in seven (7) days the Lender shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.

18.3	Forum non conveniens and enforcement abroad

The Borrower and the Lender:

18.3.1

waive any right and agree not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 16.1; and

18.3.2

agree that a final non-appealable judgment or order of an English court in a dispute or other matter falling within clause 17.1 shall be conclusive and binding on the Borrower and the Lender and may be enforced against them in the courts of any other jurisdiction.

18.4	Right of Lender, but not Borrower, to bring proceedings in any other jurisdiction

18.4.1

nothing in this clause 18 limits the right of the Lender to bring proceedings in connection with the enforcement of its security, or the enforcement or recovery of any judgment debt or judicial award or order made (i) in each case, in the courts of England and (ii) under or in relation to this Agreement or any Security Document, including third party proceedings, against the Borrower, or to apply for interim remedies, in any other court and/or concurrently in more than one jurisdiction; and

18.4.2

the obtaining by the Lender of judgment in one jurisdiction shall not prevent the Lender from bringing or continuing proceedings in any other jurisdiction proceedings in connection with the enforcement of its security, or the enforcement or recovery of any judgment debt or judicial award or order made (i) in each case, in the courts of England and (ii) under or in relation to this Agreement or any Security Document, whether or not these shall be founded on the same cause of action.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

*subject to definitive

documentation

Execution page

BORROWER

SIGNED by Vasiliki Papaefthymiou	)
for and on behalf of	)	/s/ Vasiliki Papaefthymiou
NAVIOS MARITIME ACQUISITION	)	Secretary
CORPORATION	)

LENDER

SIGNED by Anna Kalathaki	)
for and on behalf of	)	/s/ Anna Kalathaki
NAVIOS SHIPMANAGEMENT HOLDINGS	)	Director / Secretary
CORPORATION	)